UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 14, 2014

SUNVAULT ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-181040	27-4198202
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 W. Axton Road, Bellingham, WA	98226
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (778) 478-9530

190 East Stacy Road, Suite 3690281, Allen TX 75002
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Effective January 14, 2014, Gary Monaghan was appointed as a director, president and chief executive officer of our company. Also on January 14, 2014, Governor William Richardson rescinded his resignation of January 9, 2014 and resumed his position as a director of our company.

Effective January 15, 2014, Larry Faulk, Lorne Roseborough and Paul Bercier were appointed directors of our company and Rory Husch, our secretary, was also appointed treasurer.

Gary Monaghan

Mr. Monaghan has private, public and corporate senior management experience, with a focus on marketing. He has over 30 years of senior management experience in the communications industry working for companies such as Regional Marketing Director for the BC Interior for Shaw Communications, Marketing Manager for Rogers Communications Calgary, President for MDU Communications, President and CEO of Ultimate Viewer Multimedia and President and CEO of 3One Media Corp. He was the President and founder of MDU Communications International, Inc. (OTC:BB MDTV) from September 1998 to May 2001.

Mr. Monaghan negotiated the sale of the Canadian Operations to Shaw Direct for $10 Million CDN in 2001.

Mr. Monaghan developed a software product through Ultimate Viewer, raising about 1 Million in the private company and then sold the company to 3One Media Corp where an additional 4 Million was raised for a Broadband over Powerline initiative.

In August of 2011, Mr. Monaghan stepped into the role of CEO for UC Resources Ltd. He successfully negotiated the sale of the company’s McFaulds Project to a subsidiary of Cliffs Natural Resources for 6 Million CDN. Mr. Monaghan is also the President and CEO of Loreto Copper a private mining company with a large potential copper project in Baja Mexico.

Our board of directors now consists of Gary Monaghan, William Richardson, Derek Banister, Larry Faulk, Lorne Roseborough and Paul Bercier.

Item 8.01	Other Events

In our Current Report on Form 8-K filed on January 13, 2014 it was reported that our company had elected to not proceed with the acquisition of two solar parks in Greece from BCI Renewables. Our company has since completed the due diligence required and has elected through agreement of the majority of directors to proceed with the acquisition.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNVAULT ENERGY, INC.

Date: January 17, 2014	By:	/s/ Gary Monaghan
Gary Monaghan
President and Director

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